Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ELECTS ANN FRITZ HACKETT

TO BOARD OF DIRECTORS

Deerfield, IL, December 4, 2007 – Fortune Brands, Inc. (NYSE: FO), the company behind leading consumer brands such as Jim Beam, Titleist and Moen, today announced that Ann Fritz Hackett has been elected to its board of directors.

Ms. Hackett is president of Horizon Consulting Group, a firm that provides business strategy, organizational and human resources advice to global companies.

“We are delighted to welcome Ann to the board of Fortune Brands,” said chairman and chief executive officer Norm Wesley. “With her extensive consulting background across a diverse spectrum of industries, Ann will bring valuable experience and insights to the work of our board.”

Prior to founding Horizon Consulting Group in 1990, Ms. Hackett spent 11 years at Strategic Planning Associates, Inc., where she was a vice president and partner. Ms. Hackett also serves on the board of Capital One Financial Corporation, and has previously served on the board of Woodhead Industries, Inc. and as a trustee of Dartmouth College. She graduated summa cum laude from Dartmouth and earned her MBA with distinction from Stanford.

Ms. Hackett’s election temporarily increases the size of the board to 11 members. As previously announced, Eugene Renna plans to retire from the board effective December 31, 2007.

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About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in spirits and wine, home and hardware products, and golf equipment. Beam Global Spirits & Wine, Inc. is the company’s spirits and wine business. Major spirits brands include Jim Beam and Maker’s Mark bourbons,

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www.fortunebrands.com

Fortune Brands Elects Ann Fritz Hackett to Board of Directors, Page 2

Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks™ liqueurs and Laphroaig single malt Scotch. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300™ Patent Index.

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